ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration No. 333-179888-01

Qwest Corporation

$750,000,000 6.125% Notes due 2053

Pricing Term Sheet

Date: May 14, 2013

This pricing term sheet supplements the Preliminary Prospectus Supplement, dated May 14, 2013, relating to the securities described below. This pricing term sheet should be read together with, and is qualified in its entirety by reference to, the Preliminary Prospectus Supplement, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer:	Qwest Corporation

Security:	$750,000,000 6.125% Notes due 2053

Anticipated Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Principal Amount:	$750,000,000

Over-allotment Option:	Up to $25,000,000

Trade Date:	May 14, 2013

Settlement Date:	May 23, 2013 (T+7)

Maturity Date:	June 1, 2053

Interest Payment Dates:	March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2013

Coupon:	6.125%

Price to Public:	$25.00 per Note

Optional Redemption:	Callable at Par, in whole or in part, at any time on or after June 1, 2018.

Listing:	The Issuer intends to apply to list the Notes on the New York Stock Exchange and, if the application is approved, expects trading in the notes to begin within 30 days after the Settlement Date.

CUSIP/ISIN:	74913G600 / US74913G6008

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Joint Lead Managers:	RBC Capital Markets, LLC Raymond James & Associates, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC (including the preliminary prospectus supplement) for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Morgan Stanley & Co. LLC toll free at 1-800-584-6837, UBS Securities LLC toll free at 1-877-827-6444 ext. 561-3884 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.